Chino Commercial Bancorp Announces Final Extension of Stock Offering Period

CHINO Calif., Feb. 20, 2012 /PRNewswire/ -- Chino Commercial Bancorp (OTCBB: CCBC) announced today that it has extended the expiration date for its pending shareholder subscription rights offering to February 20, 2012 at 5:00 P.M. Pacific Time. This is the third extension of time for the rights portion of the offering which was originally scheduled to expire on January 20, 2012. The Board of Directors also announced the extension of the expiration date for the public portion of the stock offering from February 29, 2012 to March 31, 2012 at 5:00 P.M. Pacific Time.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering.

The rights offering will be made only by means of a prospectus. This release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sales of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Chino Commercial Bancorp

Chino Commercial Bancorp is the parent company of Chino Commercial Bank, a national bank, headquartered in Chino, California which opened for business in September 2000 and currently operates from three full service locations in Chino, Ontario and Rancho Cucamonga, California. The Bank opened its Ontario branch in January 2006 and the Rancho Cucamonga branch in April 2010. Chino Commercial Bank is a member of both the Federal Reserve System and the Federal Home Loan Bank, and its deposit accounts are insured under the Federal Deposit Insurance Act up to applicable limits thereof. For more information, visit www.chinocommercialbank.com.

CONTACT: Dann H. Bowman, President and CEO or Sandra F. Pender, Senior Vice President and CFO, Chino Commercial Bank, N.A., 14245 Pipeline Avenue, Chino, Ca. 91710, (909) 393-8880.